News From:	Grandparents.com, Inc.
(Ticker:GPCM)

Contact:	Butler Associates, LLC.
204 East 23rd Street
New York, NY 10010
212-685-4600
Tom Butler, ext. 103, TButler@ButlerAssociates.com
Tony Greco, ext. 102 TGreco@butlerassociates.com

Grandparents.com Names Riaz Latifullah Chief Financial Officer

AARP Veteran Joins Grandparents.com

NEW YORK, June XX, 2014 – Grandparents.com, Inc. (OTCQB: GPCM) (http://www.Grandparents.com/), The Trusted Resource for Grandparents™, announced today it has hired Riaz Latifullah as its new Chief Financial Officer.

Mr. Latifullah joins Grandparents.com from AARP, a Washington, DC-based non-profit membership organization that advocates on behalf of mature Americans, where he spent the last 13 years. He most recently served as Director of Brand Operations at AARP and previously served as Vice President, Financial Management & Operations for AARP Services (AARP’s for-profit subsidiary). He brings to the position a deep understanding of and keen insights into issues affecting the powerful 50-plus demographic.

“We’re pleased to welcome Riaz to Grandparents.com as we set our sights on what we see as an exciting new phase of our development,” said Steve Leber, Grandparents.com Chairman and CEO. “His leadership qualities and management experience, combined with his track record of developing programs that successfully reach our target audience, make Riaz an excellent addition to our team. I’m looking forward to working with Riaz to make Grandparents.com the number-one online resource and destination for people over age 50.”

“I’m excited to join Grandparents.com and have the opportunity to work alongside such a dynamic and accomplished leadership team,” said Mr. Latifullah. “Grandparents.com’s leaders have a clear vision of where they want to take this company and I am eager to help make that vision a reality.”

Prior to joining AARP, Mr. Latifullah was General Manager of TV on the Web, an Internet video company; a government relations representative for the U.S. Merchant Marine Academy Alumni Foundation, where he promoted Federal government support of the Academy; and an Investment Banking Associate at Ryan, Lee & Co., a McLean, VA-based regional investment bank.

Mr. Latifullah is a graduate of the U.S. Merchant Marine Academy, where he earned a BS in Marine Engineering. He also holds a Master of Science in Engineering from the University of Michigan and an MBA from Stanford University.

About Grandparents.com

Grandparents.com, Inc. (OTCBB: GPCM) is a social media and marketing company focused on America’s 100+ million grandparents, boomers and seniors, the largest and wealthiest demographic in the US. With more than 2 million registered members, Grandparents.com is the #2 website in the age 50+ segment of the population. Grandparents.com promotes health and wellbeing by providing timely information and expert advice on issues facing seniors today including health, family, relationships, finances, travel, entertainment, and retirement. See www.Grandparents.com.

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